Exhibit 10.28

CONFIDENTIAL TREATMENT REQUESTED

SUPPLY AND PREPAYMENT AGREEMENT

BETWEEN

PEREGRINE SEMICONDUCTOR CORP. AND MURATA MANUFACTURING COMPANY, LTD.

Parties:	This Supply and Prepayment Agreement (Agreement) describes the mutual understanding of Peregrine Semiconductor Corporation, a Delaware corporation (Peregrine), and Murata Manufacturing Company, Limited, a Japanese corporation (Murata), regarding a supply arrangement that will supplement the current supply arrangement between the parties. In consideration of the mutual covenants contained herein, the parties hereby agree to the terms of this Agreement to be effective as of March 23, 2012.

Overview:	In order to facilitate Murata’s supply requirements of RFICs, the parties intend to agree upon certain terms and conditions on which Peregrine will supply to Murata, and Murata will purchase from Peregrine, RFICs.

Term and Termination:	The term of this Agreement shall be 18 months from April 1, 2012 (the “Effective Period”) and may be extended thereafter upon mutual agreement of the parties. This Agreement may be terminated by either party for the other party’s material breach that remains uncured for more than 30 days after written notice of such material breach has been provided by the non-breaching party. Notwithstanding the foregoing, the reimbursing obligation of Peregrine under this Agreement shall survive and remain in full force and effect until Peregrine finishes reimbursing Murata for the amount of Pre-Payment due based on the number of units purchased in the Effective Period.

Supply Arrangement:	Murata agrees to purchase either directly or via third party, and Peregrine agrees to supply, RFICs upon the terms and conditions herein.

•	Peregrine agrees to supply RFICs to Murata in accordance with the schedule as defined in Exhibit A (the “Supply Commitment”).

•	Per this Agreement, Peregrine will increase BSOS capacity to [*] wafers/month

•	Peregrine will ensure Murata’s demand is met first using the additional capacity implemented under this Agreement

•	Murata agrees to purchase from Peregrine RFICs in accordance with the schedule as defined in Exhibit A (the “Purchase Commitment”).

The parties shall negotiate in good faith to establish the additional terms and mutual performance requirements of each party with respect to such purchase and supply in addition to the terms set forth in this Agreement.

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

Forecasts:	•	Each week, Murata will provide Peregrine with a sixteen (16) week rolling forecast of its demand for Peregrine products.

•	Peregrine will collaborate with Murata to provide [*]% upside flexibility for RFICs products as soon as economically feasible

•	Additional Forecast Report Provided Quarterly: In addition, Murata agrees to provide to Peregrine on a quarterly basis an 18-month (6 quarters) rolling forecast of the number of RFICs.

Pricing and Payment Terms:	•	The price at which Peregrine will offer and sell RFICs to Murata will be negotiated once each quarter, and in advance of each three months period’s shipments (RFIC Prices).

•

Once established, the RFIC Prices at which Peregrine will offer and sell the RFICs to Murata will not be increased during the term of this Agreement. Expedite fees will be applied to orders made within the agreed lead-time.

Demand Guarantee Deposit:	Peregrine requests Murata provide a pre-payment as a commitment of demand for the expansion of supply that Peregrine will execute.

Murata will pay Peregrine seven million two hundred thousand U.S. Dollars ($7.2 million USD) (the Initial Pre-Payment) on March 23, 2012 [effective date of this Agreement]. Thereafter, Murata will pay such Pre-Payment requirements as outlined in Exhibit B. The total to be paid by Murata will be fourteen million U.S. Dollars ($14 million USD) (Total Pre-Payment)

In consideration of Murata’s Total Pre-Payment, Peregrine will repay to Murata [*] for each RFIC purchased by Murata for each quarter of the period from fourth quarter of 2012 to the third quarter of 2013, up to a maximum of [*] parts per quarter, and a total reimbursement of $14 million or a total of [*] RFICs.

•

Peregrine shall immediately return to the full amount of the remaining portion of the Total Pre-Payment if any competitor of Murata acquires a majority share or otherwise acquires the power to cause the direction of the management or policies of Peregrine.

Order Pre-Payment:	For the first twelve months of the agreement, Murata will provide Peregrine with order pre-payment (the “Order Pre-Payment”) via Macnica, Inc. The parties shall separately discuss and agree on the detail of the Order Pre-Payment.

Audit:	Murata shall have the right to send its staff from time to time to the manufacturing, assembly or sales facility of Peregrine for the purpose of inspecting Peregrine’s compliance with this Agreement. A Peregrine representative must be present.

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

Assignment:	Neither party may assign the this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld provided that the other party is reasonably satisfied that the assignee will be able to perform the obligations of the assignor under this Agreement; provided, either party may assign this Agreement without consent to any of its affiliates or to any successor to all or substantially all of its business (by sale of assets or equity, divestiture, merger, consolidation or otherwise).

Governing Law and Settlement of Disputes:	Both parties agree that the laws of Japan, and the Kyoto District Court in Japan shall have the exclusive jurisdiction to adjudicate any disputes arising out of this Agreement, whether based on contract, tort, or other legal theory, if Murata is the defending party, and the laws of California and San Diego Court in California shall have the exclusive jurisdiction to adjudicate any disputes arising out of this Agreement, if Peregrine is the defending party.

Other:	To the extent not otherwise covered by this Agreement or any other supply arrangement between the parties, this Agreement shall be deemed to include such other usual and customary terms and conditions for a purchase and supply arrangement between Peregrine and Murata as necessary to reflect the course of dealing between the parties.

(Signatures on next Page)

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of March 23, 2012.

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ JAMES S. CABLE
Name: Jim Cable
Title: CEO

MURATA MANUFACTURING COMPANY, LIMITED

By:	/s/ TSUNEO MURATA
Name: Tsuneo Murata
Title: President

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Purchase Commitment

Table 1 — Adjusted Murata Long Term Forecast submitted 8 March 2012

[*]

Supply Commitment

Table 2 — Peregrine Supply Capacity for MMC submitted 13 March 2012 [*]

[*]

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

[*]

Figure 1 — BOS capacity plan with demand overlaid (wafers). Demand curve offset by three months to account for cycle time

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit B

Prepayment Schedule

Effective date:	$7.2 million

April, 2012:	$4.8 million

July, 2012:	$2.0 million